EXHIBIT 23.1


                          Independent Auditors' Consent

The Board of Directors
CollaGenex Pharmaceuticals, Inc.:

     We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated January 31, 2001, except as to the first paragraph of Note 14, which is as of March 12, 2001 and the second paragraph of Note 14, which is as of March 19, 2001, contains an explanatory paragraph that states that the Company adopted the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                                  /s/ KPMG LLP

Princeton, New Jersey
February 14, 2002